UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIPHERLOC CORPORATION

(Exact name of registrant as specified in its charter)

Texas	86-0837077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cipherloc Corporation

CONSULTING AGREEMENTS

(Full title of the plan)

Michael De La Garza, Chief Executive Officer

825 Main St, Suite 100

Buda, TX 78610

(Name and address of agent for service)

(702) 818-9011

(Telephone number, including area code, of agent for service)

Copies to:

Carl Ranno, Esq.

Carl P. Ranno, Attorney at Law

2733 East Vista Drive

Phoenix, Arizona 85032

(602) 493-0369

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	75,000 Shares	(1)	$3.05	$228,750	$26.51

(1) Pursuant to Rule 416(a), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the plans. (2) Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, solely for purposes of calculating the registration fee. The price for the shares under the plan is based upon the last average of the high and low bid prices of the Common Stock as of October 6, 2016 as reported on the OTC Bulletin Board.

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

Form S-8 Item Number and Caption	Caption in Prospectus

1. Forepart of Registration Statement and Outside Front Cover Page of Prospectus	Facing Page of Registration Statement and Cover Page of Prospectus

2. Inside Front and Outside Back Cover Pages of Prospectus	Inside Cover Page of Prospectus and Outside Cover Page of Prospectus

3. Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Not Applicable

4. Use of Proceeds	Not Applicable

5. Determination of Offering Price	Not Applicable

6. Dilution	Not Applicable

7. Selling Security Holders	Sales by Selling Security Holder

8. Plan of Distribution by Selling Security Holder	Cover Page of Prospectus and Sales

9. Description of Securities to be Registered	Description of Securities;

10. Interests of Named Experts and Counsel	Legal Matters

11. Material Changes	Not Applicable

12. Incorporation of Certain Information by Reference	Incorporation of Certain Documents by Reference

13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification of Directors and Officers; Undertakings

DATED: October 27, 2016

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Effective July 7, 2016, Cipherloc Corporation (the “Company”) entered into two consulting agreements. One agreement Geoffrey A. Potts an attorney and the second with Richard L. Moseley a patent attorney collectively (the Plan). The number of shares of common stock of the Company that are available for issuance under the Plan is 25,000 shares of the Company’s Common Stock, $0.01 par value to Mr. Moseley and 50,000 shares of the Company’s Common Stock, $0.01 par value to Mr. Potts. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) for the purposes of registering the 75,000 shares of the Company’s Common Stock issuable under the Plan.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Written request should be made to Investor Relations at Cipherloc Corporation, at 825 Main St, Suite 100 Buda, TX 78610.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.

The Company’s Current Report on Form 8-K, filed on April 25, 2016, disclosing that the Board of Directors of Cipherloc Corporation dismissed its independent auditors, MaloneBailey LLP and engaged dbbmckennon.

Certified Public Accountants as its independent auditors for the fiscal year ending September 30, 2016.

2.	Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed on January 27, 2016, and an amended Form 10-K for the same period filed on June 19, 2016.

3.	The Company’s Quarterly Reports, for the quarter ended December 31, 2015, as filed on February 22, 2016 and as amended and filed on June 9, 2016; for the quarter ended March 31, 2016, as filed on June 6, 2016 and amended and filed on June 8, 2016; for the quarter ended on June 30, 2016 as filed on September 2, 2016.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Texas law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

5	Opinion of Carl P. Ranno Attorney at Law

10.2	Cipherloc Corporation Consulting Agreement July 7, 2016 with Geoffrey A. Potts.

10.3	Cipherloc Corporation Consulting Agreement July 7, 2016 Richard L. Moseley

23.1	Consent of MaloneBailey LLP

23.2	Consent of Carl P. Ranno Attorney at Law contained in his opinion set forth in Exhibit 5

24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buda, Texas, on this 27th day of October 2016

Cipherloc Corporation

By:	/s/ Michael De La Garza
Michael De La Garza
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Cipherloc Corporation, hereby constitute and appoint Michael De La Garza, with full power to act with full power of substitution and re-substitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or any duly authorized substitute of such person, shall lawfully do or cause to be done by virtue thereof.

[Signature page follows.]

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael De La Garza	Chief Executive Officer and	October 27, 2016
Michael De La Garza	Chairman of Board of Directors
(Principal Executive Officer

/s/ Eric Marquez	Chief Financial Officer and Director	October 27, 2016
Eric Marquez	(Principal Accounting and Financial Officer)